UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.__)*


                         BARRETT BUSINESS SERVICES, INC.
                         -------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                   68463 10 8
                                   ----------
                                 (CUSIP Number)



                                  JUNE 29, 1998
                                  -------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)  [_]

Rule 13d-1(c)  [X]

Rule 13d-1(d)  [_]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

                                  SCHEDULE 13G

CUSIP No.  68463 10 8                                  Page 2 of  4  Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RENTSCHLER FAMILY TRUST DATED JANUARY 10, 1994

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]
         NOT APPLICABLE.
--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES (CALIFORNIA)

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      850,680
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       0
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         850,680
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         0

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         850,680
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]
         NOT APPLICABLE.
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         00 - TRUST
--------------------------------------------------------------------------------

                                  Schedule 13G

RENTSCHLER FAMILY TRUST DATED JANUARY 10, 1994                 SEPTEMBER 1, 1998


ITEM 1(A). NAME OF ISSUER:

Barrett Business Services, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

4724 S.W. Macadam Avenue
Portland, Oregon  97201

ITEM 2(A). NAME OF PERSON FILING:

Rentschler Family Trust Dated January 10, 1994 (the "Trust")

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

7383 Whitegate Avenue
Riverside, California  92506

ITEM 2(C). CITIZENSHIP:

State of California, Unites States

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

Common Stock, $0.01 par value.

ITEM 2(E). CUSIP NUMBER:

68463 10 8

ITEM 3.   IF  THIS  STATEMENT  IS  FILED  PURSUANT  TO  SS.SS.240.13D-1(B),   OR
          240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          NOT APPLICABLE


ITEM 4.    OWNERSHIP.

           (a)    See Cover Page, Item 9.
           (b)    See Cover Page, Item 11.
           (c)    See Cover Page, Items 5-8.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           NOT APPLICABLE


 ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           NOT APPLICABLE

                               Page 3 of 4 Pages

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           NOT APPLICABLE

ITEM 10.   CERTIFICATION.

           NOT APPLICABLE

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                  September 1, 1998
                                  -------------------------
                                  Date

                                  Rentschler Family Trust Dated January 10, 1994

                                  /s/Keith Rentschler
                                  -------------------------
                                  Keith Rentschler, Trustee


                               Page 4 of 4 pages